Exhibit (d)(6)

ACTION BY WRITTEN CONSENT OF THE MAJORITY BONDHOLDERS

June 7, 2016

Pursuant to Condition 12(A) of the Terms and Conditions (the “Terms and Conditions”) of those certain US$60,000,000 aggregate principal amount of 14 per cent. Guaranteed Secured Convertible Bonds due 2017 (the “Bonds”) of Willis Plus Limited, a limited liability company incorporated under the laws of the British Virgin Islands (the “Issuer”), issued on August 15, 2012, the undersigned bondholders, who hold, in the aggregate, more than 50 per cent of the aggregate principal amount of all Bonds (the “Majority Bondholders”), hereby take the following actions and adopt the following resolutions by written consent. Unless otherwise specified, capitalized terms used in this action by written consent have the same meaning given to such terms in the Terms and Conditions.

1.	Consent To Issuer’s Consent to the Merger of CNR and Delisting of CNR Shares

WHEREAS: The Issuer has pledged as security for the Bonds, among other things, Issuer’s present and future right, title, and interest in the Convertible Bonds and Warrants of China Metro-Rural Holdings Limited (“CNR”).

WHEREAS: The CNR has notified the Issuer and the Majority Bondholders that pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), CNR intends to (a) merge with CMR Merger Sub Limited, a limited liability company incorporated under the laws of the British Virgin Islands, (“Merger Sub”) and a wholly owned subsidiary of China Metro-Rural Investment Limited, a limited liability company incorporated under the laws of the British Virgin Islands (“Parent”), with CNR (i) continuing as the surviving company (such transaction, the “Merger”) and (ii) becoming a wholly owned subsidiary of Parent, and, following the Merger, (b) delist CNR’s ordinary shares from the NYSE MKT (the “Delisting”).

WHEREAS: As set forth in the Merger Agreement, attached hereto as Exhibit A, following the consummation of the Merger, Parent will assume the obligation of Issuer to issue ordinary shares upon conversion of the Bonds, such that, by virtue of the Merger, ordinary shares of Parent shall be issuable upon any conversion of Bonds in lieu of ordinary shares of Issuer (the “Assumption”). Such obligation so assumed by Parent will continue to have, and be subject to, the same terms and conditions of the Bonds provided that (i) outstanding Bonds, if and when exercisable in accordance with their terms, shall be exercisable for a number of ordinary shares of Parent equal to that number of ordinary shares of Issuer that were subject to such outstanding Bonds immediately prior to the Merger, and (ii) the per share exercise price for the ordinary shares of Parent issuable upon exercise of such outstanding Bonds shall be equal to the exercise price per ordinary share of Issuer of such outstanding Bonds immediately prior to the Merger, subject to the adjustments set forth in the Bonds. Upon assumption of such obligation, the holders of Bonds shall have no additional rights or benefits with respect to the issuance of ordinary shares of Parent upon conversion of outstanding Bonds beyond those which they had immediately prior to the Merger pursuant to the terms of such Bonds and shall not be relieved of any obligations or restrictions applicable upon conversion of such Bonds. The foregoing notwithstanding, Parent shall not, directly or indirectly, be responsible for the performance of any obligations under the Bonds, including the payment of principal, interest and premium, if any, all of which obligations shall remain the sole responsibility of the Issuer.

WHEREAS: Condition 4(D) of the Terms and Conditions provides, in part, that the Issuer will not take any action or fail to take any action, if such action or failure to take any action may interfere with the enforcement of any rights under the Bonds or the Transaction Documents or with respect to the property or assets subject to the security in any manner which could materially and adversely affect the interests of the Bondholders, without the prior approval by resolution of the Majority Bondholders.

RESOLVED: That the Merger and the terms in the Merger Agreement are hereby approved.

RESOLVED: That the Delisting is hereby approved.

RESOLVED: That the Issuer may consent to the Merger and Delisting and may waive any rights the Issuer may have with respect to the Convertible Bonds or Warrants in connection with the Merger or Delisting.

RESOLVED: That no consent or waiver given by the Issuer in connection with the Merger or Delisting will be deemed an action in violation of the Terms and Conditions of the Bonds, including, but not limited a violation of Condition 4(D).

RESOLVED: That neither the Merger nor the Delisting, nor any actions taken in furtherance of the Merger or Delisting by CNR or Issuer, shall constitute an Event of Default under the Terms and Conditions.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this action by written consent as of the date first set forth above.

BONDHOLDER:

/s/ Cheng Chung Hing
Cheng Chung Hing

ACKNOWLEDGED:

ISSUER:

Willis Plus Limited

By:	/s/ Cheng Chung Hing
Name:	Cheng Chung Hing
Title:	Director

EXHIBIT A

AGREEMENT AND PLAN OF MERGER